EXHIBIT T3E.3



                    POLYTAMA INTERNATIONAL FINANCE B.V.
                                    and

                           P.T. POLYTAMA PROPINDO
                          Offer to Exchange their
                    8% Guaranteed Secured Notes due 2017
                                 and their
             6% Guaranteed Secured Exchangeable Notes due 2012
                        for all of their outstanding
                 11 1/4% Guaranteed Secured Notes due 2007
                            (CUSIP No. 7318OUAA)


               Pursuant to the Confidential Offering Circular
                           Dated November 7, 2002


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THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
DECEMBER 9, 2002 (THE "EXPIRATION TIME"), UNLESS EXTENDED OR EARLIER
TERMINATED.
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To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

         Your prompt action is requested. Please furnish copies of the enclosed materials as quickly as possible to those of your clients for whom you hold Existing Notes (as defined below) in your name or in the name of your nominee.

         Polytama International Finance B.V. (the "Issuer") and P.T. Polytama Propindo (the "Company") are offering to exchange (the "Exchange Offer"), based on the face value of the Existing Notes (as defined below),
(1) $0.5171 principal amount of their 8% Guaranteed Secured Notes due 2017 (the "New Senior Notes") and (2) $0.1724 principal amount of their 6% Guaranteed Secured Exchangeable Notes due 2012 (the "New Exchangeable Notes" and, together with the New Senior Notes, the "New Notes") for each $1.00 principal amount of their outstanding 11 1/4% Guaranteed Secured Notes due 2007 (the "Existing Notes").

         The Exchange Offer is made on the terms and subject to the conditions set forth in the enclosed Confidential Offering Circular dated November 7, 2002 (the "Offering Circular") and the accompanying Letter of Transmittal. Capitalized terms used but not defined herein have the meanings assigned to them in the Offering Circular.

         Please furnish copies of the following enclosed materials to your clients for whose accounts you hold Existing Notes registered in your name or in the name of your nominee:

         l. Offering Circular;

         2. Letter of Transmittal for your use in accepting the offers to exchange Existing Notes and for the information (or the use, where relevant) of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Existing Notes);

         3. Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Time or if the procedures for book-entry transfer cannot be completed on a timely basis;

         4. A printed form of letter that may be sent to your clients for whose accounts or benefits you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

         5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         Consummation of the Exchange Offer is conditioned upon, among other things: (1) receipt of the Minimum Tender and (2) other customary conditions. See the section of the Offering Circular entitled "The Exchange Offer--Conditions to the Exchange Offer."

         To participate in the Exchange Offer, a Holder must cause each of the following to be received by the Exchange Agent at its address or facsimile number, as applicable, set forth on the back cover page of the Offering Circular prior to the Expiration Time, in each case in accordance with the instructions set forth in the Letter of Transmittal and the procedures set forth in the Offering Circular under the caption "The Exchange Offer--Procedures for Tendering Existing Notes":

         1. Certificates representing tendered Existing Notes or timely confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC;

         2. A properly completed and duly executed Letter of Transmittal (or a manually signed facsimile copy thereof) with any and all required signature guarantees or a properly transmitted Agent's Message if DTC's ATOP system is used; and

         3. Any other documents required by the Letter of Transmittal and the Offering Circular.

         If a Holder of Existing Notes wishes to tender Existing Notes pursuant to the Exchange Offer but it is impracticable for such Holder to deliver certificates for such Existing Notes and all other required documents to the Exchange Agent or to comply with the book-entry delivery procedures, in each case, on or prior to the Expiration Time, a tender of Existing Notes may be effected by following the guaranteed delivery procedures described in the Offering Circular under the caption "The Exchange Offer--Procedures for Tendering Existing Notes."

         Existing Notes tendered prior to the Expiration Time may be withdrawn at any time at or prior to the Expiration Time.

         We will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Existing Notes. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of the Existing Notes held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all transfer taxes applicable to the tender of Existing Notes pursuant to the Exchange Offer, except as otherwise provided for in Instruction 8 of the Letter of Transmittal.

         The Exchange Offer is being made solely pursuant to the Offering Circular and the Letter of Transmittal.

         The Offering Circular and any related documents do not constitute an offer to buy or the solicitation of an offer to sell Existing Notes, New Senior Notes or New Exchangeable Notes in any circumstances under which such offer or solicitation is unlawful.

         Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Information Agent or the Exchange Agent at the addresses or telephone and facsimile numbers set forth on the back cover page of the Offering Circular.

         Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of the Issuer, the Company, the Information Agent, the Exchange Agent or the Trustee nor any of their respective affiliates, or authorize you or any other person to use any document or make any statement on behalf of any of them with respect to or in connection with the Exchange Offer, other than the documents enclosed herewith and the statements expressly made therein. If any such document is used or any such statement is made, it should not be relied upon as having been authorized by the Issuer, the Company, the Information Agent, the Exchange Agent or the Trustee or any of their respective affiliates.

                                           Very truly yours,

                                           POLYTAMA INTERNATIONAL FINANCE B.V.
                                           P.T. POLYTAMA PROPINDO
Enclosures